PRESS RELEASE	FOR IMMEDIATE RELEASE

Five Star Bancorp Announces Quarterly Results

RANCHO CORDOVA, Calif. October 25, 2021 (GLOBE NEWSWIRE) – Five Star Bancorp (Nasdaq: FSBC) (the “Company” or “Five Star”), the holding company for Five Star Bank, today reported net income of $11.0 million for the quarter ended September 30, 2021, compared to $9.8 million during the quarter ended June 30, 2021 and $9.3 million during the quarter ended September 30, 2020.

Financial Highlights

During the second quarter of 2021, the Company terminated its status as a “Subchapter S” corporation in connection with its initial public offering (“IPO”). As such, results presented for the three months ended September 30, 2020 have been calculated using a 3.50% S Corporation tax rate, while results presented for the three months ended June 30, 2021 and September 30, 2021 have been calculated using a weighted average tax rate of 20.77% as noted in the section titled “Provision for Income Taxes” herein. Performance highlights and other developments for the Company as of and for the three months ended September 30, 2021 included the following:

•	Diluted earnings per share was $0.64 for the third quarter of 2021, compared to $0.67 for the second quarter of 2021 and $0.94 for the third quarter of 2020. Earnings per share was as follows:
	For the three months ended
	Sep 30, 2021	Jun 30, 2021	Sep 30, 2020
Basic earnings per common share	$0.64	$0.67	$0.94
Diluted earnings per common share	$0.64	$0.67	$0.94
Weighted average basic common shares outstanding	17,095,957	14,650,208	9,902,952
Weighted average diluted common shares	17,123,182	14,667,804	9,902,952

•	Loan and deposit growth as of September 30, 2021, as compared to June 30, 2021, were as follows:
	As of
(dollars in thousands)	Sep 30, 2021	Jun 30, 2021	$ Change	% Change
Total loans, excluding Paycheck Protection Program (“PPP”) loans	$1,648,483	$1,466,866	$181,617	12.38%
PPP loans	61,499	120,936	(59,437)	(49.15)%
PPP deferred fees	1,706	3,534	(1,828)	(51.73)%
Non-interest-bearing deposits	895,468	829,036	66,432	8.01%
Interest-bearing deposits	1,272,926	1,237,249	35,677	2.88%

•	PPP fee income recognized during the quarter ended September 30, 2021 totaled $1.8 million, as compared to $1.4 million and $1.0 million for the quarters ended June 30, 2021 and September 30, 2020, respectively.
•	As of September 30, 2021, the Company reported total loans, total assets, and total deposits of $1.7 billion, $2.4 billion, and $2.2 billion, respectively, as compared to $1.5 billion, $2.0 billion, and $1.8 billion, respectively, at December 31, 2020.
•	During the three months ended September 30, 2021 and the three months ended June 30, 2021, the Company did not record a provision for loan losses, as compared to a provision of $1.9 million recorded during the three months ended September 30, 2020.

•	As of September 30, 2021, the ratio of nonperforming loans to period end loans of 0.03% remained unchanged, as compared to December 31, 2020.
•	For the quarter ended September 30, 2021, net interest margin was 3.60%, as compared to 3.48% for the quarter ended June 30, 2021 and 3.30% for the quarter ended September 30, 2020.
•	The Company’s Board of Directors declared, and the Company subsequently paid, a cash dividend of $0.15 per share during the three months ended September 30, 2021.
•	For the three months ended September 30, 2021, the Company’s return on average assets (“ROAA”) was 1.85% and the return on average equity (“ROAE”) was 19.26%, as compared to ROAA and ROAE of 1.75% and 24.25%, respectively for the three months ended June 30, 2021, and 1.81% and 32.33%, respectively, for the three months ended September 30, 2020.

President and Chief Executive Officer James Beckwith commented, “We delivered strong earnings this quarter through the execution of our organic growth strategy following our IPO in May 2021, which gained momentum with the planned addition of new staff and seized market opportunities. We continue to manage expenses, execute on conservative underwriting practices, and onboard customers who appreciate a differentiated customer experience based on our commitment to their success. Building and sustaining trust with our customers and community partners resulted in both deposit and loan growth. This quarter, we also declared another dividend to shareholders which exemplifies our focus on shareholder value. As we benefit from an improved economic outlook which drives consumer confidence, we will continue to expand our verticals to meet the increased demand in the markets we serve. We expect the acceleration of our growth and our disciplined business practices, to benefit our customers, employees, and shareholders.”

Summary Results

For the three months ended September 30, 2021, the Company’s ROAA was 1.85% and the ROAE was 19.26%, as compared to 1.81% and 32.33%, respectively, for the three months ended September 30, 2020. The increase in ROAA is the result of 18.09% higher net income despite the higher effective tax rate used in the three months ended September 30, 2021. The decline in ROAE is the result of increased average equity balance during the quarter ended September 30, 2021, as compared to the quarter ended September 30, 2020.

The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	For the three months ended
(dollars in thousands, except per share data)	Sep 30, 2021	Jun 30, 2021	$ Change	% Change
Selected operating data:
Net interest income	$19,909	$18,296	$1,613	8.82%
Provision for loan losses	—	—	—	0.00%
Non-interest income	2,028	1,846	182	9.86%
Non-interest expense	8,641	9,580	(939)	(9.80)%
Net income	11,026	9,828	1,198	12.19%

Earnings per common share:
Basic	$0.64	$0.67	$(0.03)	(4.48)%
Diluted	0.64	0.67	(0.03)	(4.48)%

Performance and other financial ratios:
ROAA	1.85%	1.75%
ROAE	19.26%	24.25%
Net interest margin	3.60%	3.48%
Cost of funds	0.17%	0.20%

	For the three months ended
(dollars in thousands, except per share data)	Sep 30, 2021	Sep 30, 2020	$ Change	% Change
Selected operating data:
Net interest income	$19,909	$16,227	$3,682	22.69%
Provision for loan losses	—	1,850	(1,850)	(100.00)%
Non-interest income	2,028	2,535	(507)	(20.00)%
Non-interest expense	8,641	7,234	1,407	19.45%
Net income	11,026	9,337	1,689	18.09%

Earnings per common share:
Basic	$0.64	$0.94	$(0.30)	(31.91)%
Diluted	0.64	0.94	(0.30)	(31.91)%

Performance and other financial ratios:
ROAA	1.85%	1.81%
ROAE	19.26%	32.33%
Net interest margin	3.60%	3.30%
Cost of funds	0.17%	0.46%

Balance Sheet Summary

Total assets at September 30, 2021 were $2.4 billion, an increase of $480.7 million from $2.0 billion at December 31, 2020. The increase was primarily due to a $240.3 million increase in cash and cash equivalents, a $201.9 million increase in loans, net of allowance for loan losses, and a $35.8 million increase in total investments. The increase in cash and cash equivalents since December 30, 2020 was primarily a result of net income recognized of $31.1 million, proceeds from the sale of securities of $40.8 million, an increase in deposits of $384.4 million, and net proceeds of $111.2 million from the issuance of 6,054,750 shares of common stock in our IPO. These increases were partially offset by a decrease of $92.1 million related to sales of securities, total loan originations and advances, net of principal collected, of $201.9 million, and cash distributions of $49.4 million during the same period. Of the $201.9 million increase in total loans between December 31, 2020 and September 30, 2021, $102.5 million was related to PPP loan originations and $580.4 million was related to non-PPP loan originations, partially offset by $197.1 million in PPP loan forgiveness and $284.0 million in non-PPP loan payoffs and paydowns.

Total liabilities were $2.2 billion at September 30, 2021, an increase of $387.9 million from $1.8 billion at December 31, 2020. The increase in total liabilities was primarily attributable to growth in deposits of $384.4 million, largely due to increases in money market and non-interest-bearing deposits of $139.7 million and $199.8 million, respectively.

Total shareholders’ equity increased by $92.9 million, from $133.8 million at December 31, 2020 to $226.6 million at September 30, 2021, primarily as a result of net income recognized of $31.1 million and net proceeds of $111.2 million from the issuance of 6,054,750 shares of common stock in our IPO, partially offset by $49.4 million in cash distributions paid during the nine months ended September 30, 2021.

Balance Sheet Change
Ending Balances	As of
(dollars in thousands)	Sep 30, 2021	Dec 31, 2020	$ Change	% Change
Selected financial condition data:
Total assets	$2,434,493	$1,953,765	$480,728	24.61%
Cash and cash equivalents	530,832	290,493	240,339	82.73%
Total loans, net	1,682,868	1,480,970	201,898	13.63%
Total investments	158,776	122,928	35,848	29.16%
Total liabilities	2,207,855	1,819,990	387,865	21.31%
Total deposits	2,168,394	1,784,001	384,393	21.55%
Subordinated notes, net	28,370	28,320	50	0.18%
Total shareholders’ equity	226,638	133,775	92,863	69.42%

Net Interest Income and Net Interest Margin

The following is a summary of the components of net interest income for the periods indicated:

	For the three months ended
(dollars in thousands)	Sep 30, 2021	Jun 30, 2021	$ Change	% Change
Interest income	$20,832	$19,308	$1,524	7.89%
Interest expense	923	1,012	(89)	(8.79)%
Net interest income	19,909	18,296	1,613	8.82%
Net interest margin	3.60%	3.48%

	For the three months ended
(dollars in thousands)	Sep 30, 2021	Sep 30, 2020	$ Change	% Change
Interest income	$20,832	$18,434	$2,398	13.01%
Interest expense	923	2,207	(1,284)	(58.18)%
Net interest income	19,909	16,227	3,682	22.69%
Net interest margin	3.60%	3.30%

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

	Three months ended September 30, 2021			Three months ended June 30, 2021			Three months ended September 30, 2020
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning deposits with banks	$412,953	$175	0.17%	$378,000	$125	0.13%	$311,349	$199	0.25%
Investment securities	157,305	571	1.44%	149,814	557	1.49%	102,820	501	1.94%
Loans	1,625,995	20,086	4.90%	1,578,438	18,626	4.73%	1,539,239	17,734	4.58%
Total interest-earning assets	2,196,253	20,832	3.76%	2,106,252	19,308	3.68%	1,953,408	18,434	3.75%
Other assets, net	168,906			140,757			94,412
Total assets	$2,365,159			$2,247,009			$2,047,820

Liability and Shareholders’ Equity
Interest-bearing transaction accounts	$149,479	$38	0.10%	$150,852	$37	0.10%	$146,700	$98	0.27%
Savings accounts	76,669	19	0.10%	75,424	19	0.10%	41,063	17	0.17%
Money market accounts	966,629	389	0.16%	949,448	475	0.20%	1,018,594	1,476	0.58%
Time accounts including CDARS	54,314	34	0.25%	36,773	37	0.40%	94,896	173	0.73%
Subordinated debenture	28,359	443	6.20%	28,339	444	6.27%	28,292	443	6.23%
Total interest-bearing liabilities	1,275,450	923	0.29%	1,240,836	1,012	0.33%	1,329,545	2,207	0.67%
Demand accounts	853,017			827,992			597,097
Interest payable and other liabilities	9,537			15,621			6,289
Shareholders’ equity	227,155			162,560			114,889
Total liabilities & shareholders’ equity	$2,365,159			$2,247,009			$2,047,820

Net interest spread			3.48%			3.35%			3.09%
Net interest income/margin		$19,909	3.60%		$18,296	3.48%		$16,227	3.30%

During the three months ended September 30, 2021, net interest income increased $1.6 million, or 8.82%, to $19.9 million, compared to $18.3 million during the three months ended June 30, 2021. Additionally, net interest margin increased 12 basis points to 3.60% during the three months ended September 30, 2021, as compared to 3.48% during the three months ended June 30, 2021. The increase in net interest margin was due primarily to an improving yield on interest-earning assets related to income earned, including origination fees, from PPP loans forgiven during the quarter, which was 3.76% for the quarter ended September 30, 2021, representing an increase of 8 basis points from 3.68% for the quarter ended June 30, 2021. Average loan yields increased 17 basis points from 4.73% during the three months ended June 30, 2021 to 4.90% during the three months ended September 30, 2021. Average loan yields, excluding PPP loans, decreased 10 basis points from 4.76% during the three months ended June 30, 2021 to 4.66% during the three months ended September 30, 2021. A reconciliation of this non-GAAP measure is set forth in the “Non-GAAP Reconciliation (Unaudited)” table included herein. The decline in interest expense is primarily attributed to the reduction in the cost of interest-bearing liabilities, which decreased by four basis points to 0.29% as of September 30, 2021 from 0.33% at June 30, 2021, as a direct result of the declining interest rate environment.

During the three months ended September 30, 2021, net interest income increased $3.7 million, or 22.68%, to $19.9 million, compared to $16.2 million during the three months ended September 30, 2020. Additionally, net interest margin increased 30 basis points to 3.60% during the three months ended September 30, 2021, as compared to 3.30% during the three months ended September 30, 2020. The increase in net interest margin was due primarily to an increase in interest-earning assets, which increased from an average balance of $2.0 billion for the three months ended September 30, 2020 to an average balance of $2.2 billion for the three months ended September 30, 2021. Average loan yields increased 32 basis points from 4.58% during the three months ended September 30, 2020 to 4.90% during the three months ended September 30, 2021. Average loan yields, excluding PPP loans, decreased 31 basis points from 4.97% during the three months ended September 30, 2020 to 4.66% during the three months ended September 30, 2021. A reconciliation of this non-GAAP measure is set forth in the “Non-GAAP Reconciliation (Unaudited)” table included herein. The decline in interest expense is primarily attributed to the reduction in the cost of interest-bearing liabilities, which decreased by 37 basis points to 0.29% as of September 30, 2021 from 0.67% at September 30, 2020, as a direct result of the declining interest rate environment.

Asset Quality

Small Business Administration (“SBA”) PPP

In March 2020, the SBA PPP was created to help small businesses keep workers employed during the COVID-19 pandemic. As an SBA Preferred Lender, the Company was able to provide PPP loans to small business customers. As of September 30, 2021, there were 183 PPP loans outstanding totaling $61.5 million, which included 180 loans totaling $54.4 million funded during the first nine months of 2021 under the second round of the PPP stimulus plan. Approximately 72 of these PPP loans, or 39.34% of total PPP loans as of September 30, 2021, totaling $4.3 million, were less than or equal to $0.15 million and had access to streamlined forgiveness processing. As of September 30, 2021, 1,258 PPP loan forgiveness applications had been submitted to the SBA and forgiveness payments had been received on 1,245 of these PPP loans, totaling $292.7 million in principal and interest. We expect full forgiveness of the first round of PPP loans to be completed in the near term.

COVID-19 Deferments

Following the passage of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), the “Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus (Revised)” was issued by federal bank regulators, which offers temporary relief from troubled debt restructuring (“TDR”) accounting for loan payment deferrals for certain customers whose businesses are experiencing economic hardship due to COVID-19. The Company is closely monitoring the effects of the pandemic on our loan and deposit customers. Our management team continues to be focused on assessing the risks in our loan portfolio and working with our customers to mitigate where possible the risk of potential losses. The Company implemented loan programs to allow certain consumers and businesses impacted by the pandemic to defer loan principal and interest payments. As of September 30, 2021, eight borrowing relationships with eight loans totaling $12.2 million were on COVID-19 deferment. All loans that ended COVID-19 deferments in the quarter ended September 30, 2021 returned to their contractual payment structures prior to the COVID-19 pandemic with no risk rating downgrades to classified nor any TDR, and we anticipate that the remaining loans on COVID-19 deferment will return to their pre-COVID-19 contractual payment status after their COVID-19 deferments end.

Allowance for Loan Losses

At September 30, 2021, the Company’s allowance for loan losses was $21.8 million, as compared to $22.2 million at December 31, 2020. At September 30, 2021, the Company’s ratio of nonperforming loans to period end loans of 0.03% remained unchanged compared to December 31, 2020. At September 30, 2021, eight loans totaling $12.2 million, or 0.72% of the loan portfolio, were in a COVID-19 deferment period and six loans totaling $0.7 million had been in a COVID-19 deferment in the second quarter of 2021 but were not in such deferment as of September 30, 2021. Loans designated as watch and substandard decreased slightly to $57.9 million at September 30, 2021 from $60.1 million at December 31, 2020, which did not have an impact to the reserve overall. There were no loans with doubtful risk grades at September 30, 2021 or December 31, 2020. A summary of the allowance for loan losses by loan class is as follows:

	September 30, 2021		December 31, 2020
(dollars in thousands)	Amount	% of Total	Amount	% of Total
Collectively evaluated for impairment:
Real Estate:
Commercial	$11,695	53.53%	$9,358	42.17%
Commercial land and development	112	0.51%	77	0.35%
Commercial construction	343	1.57%	821	3.70%
Residential construction	60	0.27%	87	0.39%
Residential	207	0.95%	220	0.99%
Farmland	666	3.05%	615	2.77%
Commercial:
Secured	7,260	33.23%	9,476	42.71%
Unsecured	218	1.00%	179	0.81%
PPP	—	0.00%	—	0.00%
Consumer and other	638	2.92%	632	2.85%
Unallocated	515	2.36%	724	3.26%
	21,714	99.39%	22,189	100.0%
Individually evaluated for impairment:
Commercial Secured	134	0.61%	—	0.00%

Total allowance for loan losses	$21,848	100.00%	$22,189	100.00%

The ratio of allowance for loan losses to total loans was 1.28% at September 30, 2021, compared to 1.47% at December 31, 2020. Excluding SBA-guaranteed PPP loans, the ratio of the allowance for loan losses to total loans was 1.33% and 1.63% at September 30, 2021 and December 31, 2020, respectively. A reconciliation of this non-GAAP measure is set forth in the “Non-GAAP Reconciliation (Unaudited)” table included herein.

Non-interest Income

The following table presents the key components of non-interest income for the periods indicated:

	For the three months ended		$	%
(dollars in thousands)	Sep 30, 2021	Jun 30, 2021	Change	Change
Service charges on deposit accounts	$112	$106	$6	5.66%
Gain on sale of securities	435	92	343	372.83%
Gain on sale of loans	988	1,091	(103)	(9.44)%
Loan-related fees	87	211	(124)	(58.77)%
Dividends on FHLB stock	100	92	8	8.70%
Earnings on bank-owned life insurance	68	60	8	13.33%
Other income	238	194	44	22.68%
Total non-interest income	$2,028	$1,846	$182	9.86%

Non-interest income during the three months ended September 30, 2021 increased $0.2 million, or 9.86%, to $2.0 million, compared to $1.8 million during the three months ended June 30, 2021. Gain on sale of securities increased by $0.3 million, or 372.83%, during the quarter, totaling $0.4 million during the three months ended September 30, 2021, as compared to $0.1 million during the three months ended June 30, 2021. This increase was primarily due to the sale of approximately $24.6 million of municipal securities, mortgage-backed securities, and U.S. government treasuries during the three months ended September 30, 2021. This increase was partially offset by a decrease in gain on sale of loans of $0.1 million, or 9.44%, and a decrease in loan-related fees of $0.1 million, or 58.77%, for the quarter ended September 30, 2021, as compared to the quarter ended June 30, 2021. The decline in gain on sale of loans related to a change in the fiscal transfer agent in the SBA’s 7a loan guarantee program, effective August 30, 2021. The change in transfer agent slowed the Company’s ability to sell loans in September 2021, thus resulting in a decline in gain on sale of loans. The decrease in loan-related fees resulted primarily from a decrease in swap referral fees recognized in the quarter ended September 30, 2021, as compared to the quarter ended June 30, 2021.

The following table presents the key components of non-interest income for the periods indicated:

	For the three months ended		$	%
(dollars in thousands)	Sep 30, 2021	Sep 30, 2020	Change	Change
Service charges on deposit accounts	$112	$93	$19	20.43%
Gain on sale of securities	435	275	160	58.18%
Gain on sale of loans	988	1,194	(206)	(17.25)%
Loan-related fees	87	710	(623)	(87.75)%
Dividends on FHLB stock	100	74	26	35.14%
Earnings on bank-owned life insurance	68	59	9	15.25%
Other income	238	130	108	83.08%
Total non-interest income	$2,028	$2,535	$(507)	(20.00)%

Non-interest income during the three months ended September 30, 2021 decreased $0.5 million, or 20.00%, to $2.0 million, compared to $2.5 million during the three months ended September 30, 2020. Gain on sale of loans decreased by $0.2 million, or 17.25%, to $1.0 million for the three months ended September 30, 2021, as compared to $1.2 million for the three months ended September 30, 2020. The decline in gain on sale of loans related to a change in the fiscal transfer agent in the SBA’s 7a loan guarantee program, effective August 30, 2021. The change in transfer agent slowed the Company’s ability to sell loans in September 2021, thus resulting in a decline in gain on sale of loans. Additionally, the decline in gain on sale of loans resulted from lower volumes period over period. Loan-related fees decreased by $0.6 million, or 87.75%, to $0.1 million for the three months ended September 30, 2021, as compared to $0.7 million for the three months ended September 30, 2020. The decrease in loan-related fees resulted primarily from a $0.3 million decrease in swap referral fees recognized in the quarter ended September 30, 2021, as compared to the quarter ended September 30, 2020, combined with $0.4 million of loan-related fees earned during the quarter ended September 30, 2020 for processing micro-loans to businesses in the local area in response to COVID-19, which did not recur in the quarter ended September 30, 2021. These declines were partially offset by an increase in gain on sale of securities of approximately $0.2 million, or 58.18%, to $0.4 million for the three months ended September 30, 2021, as compared to $0.3 million for the three months ended September 30, 2020. This increase was primarily due to the sale of approximately $24.6 million of municipal securities, mortgage-backed securities, and U.S. government treasuries during the three months ended September 30, 2021, as compared to sales of approximately $7.7 million of municipal and mortgage-backed securities during the quarter ended September 30, 2020.

Non-interest Expense

The following table presents the key components of non-interest expense for the periods indicated:

	For the three months ended		$	%
(dollars in thousands)	Sep 30, 2021	Jun 30, 2021	Change	Change
Salaries and employee benefits	$4,980	$4,939	$41	0.83%
Occupancy and equipment	502	441	61	13.83%
Data processing and software	611	598	13	2.17%
Federal Deposit Insurance Corporation (“FDIC”) insurance	110	150	(40)	(26.67)%
Professional services	505	1,311	(806)	(61.48)%
Advertising and promotional	366	265	101	38.11%
Loan-related expenses	462	218	244	111.93%
Other operating expenses	1,105	1,658	(553)	(33.35)%
Total non-interest expense	$8,641	$9,580	$(939)	9.80%

Non-interest expense for the quarter ended September 30, 2021 decreased $0.9 million, or 9.80%, to $8.6 million, as compared to $9.6 million during the quarter ended June 30, 2021, primarily as a result of a $0.8 million, or 61.48%, decrease in professional services and a $0.6 million, or 33.35%, decrease in other operating expenses, partially offset by an increase of $0.2 million, or 111.93%, in loan-related expenses. The $0.8 million decrease in professional services was primarily a result of $0.7 million of audit, consulting, and legal costs incurred in the quarter ended June 30, 2021 to support corporate organizational matters leading up to the Company’s IPO in May 2021, which did not recur in the quarter ended September 30, 2021. Other operating expenses, which are comprised of travel, insurance, postage and supplies, director fees, other employee expenses, armored car expenses, courier services, and other miscellaneous administrative expenses, decreased by $0.6 million, primarily due to stock compensation expense recognized in the quarter ended June 30, 2021 for director grants of $0.8 million, which did not recur in the quarter ended September 30, 2021. Loan-related expenses increased by $0.2 million, primarily as a result of a $0.2 million accrual for an SBA matter in the normal course of business.

The following table presents the key components of non-interest expense for the periods indicated:

	For the three months ended		$	%
(dollars in thousands)	Sep 30, 2021	Sep 30, 2020	Change	Change
Salaries and employee benefits	$4,980	$3,969	$1,011	25.47%
Occupancy and equipment	502	447	55	12.30%
Data processing and software	611	529	82	15.50%
FDIC insurance	110	320	(210)	(65.63)%
Professional services	505	447	58	12.98%
Advertising and promotional	366	264	102	38.64%
Loan-related expenses	462	185	277	149.73%
Other operating expenses	1,105	1,073	32	2.98%
Total non-interest expense	$8,641	$7,234	$1,407	19.45%

Non-interest expense increased by $1.4 million, or 19.45%, to $8.6 million during the three months ended September 30, 2021, as compared to $7.2 million for the three months ended September 30, 2020, primarily as a result of a $1.0 million, or 25.47%, increase in salaries and employee benefits and a $0.3 million, or 149.73%, increase in loan-related expenses, partially offset by a $0.2 million, or 65.63%, decrease in FDIC insurance. Salaries and employee benefits increased by $1.0 million to $5.0 million during the three months ended September 30, 2021, as compared to $4.0 million for the three months ended September 30, 2020. This increase was primarily related to an increase of full-time equivalent employees, increased commissions related to our loan and deposit growth for the quarter ended September 30, 2021, compared to September 30, 2020, and restricted stock compensation expense recognized for employee grants of $0.2 million during the three months ended September 30, 2021. Loan-related expenses increased by $0.3 million period-over-period to $0.5 million for the quarter ended September 30, 2021, due to a $0.2 million accrual for an SBA matter in the normal course of business. FDIC insurance decreased from $0.3 million for the three months ended September 30, 2020 to $0.1 million for the three months ended September 30, 2021, primarily due to an improvement in the leverage ratio used in the FDIC assessment as a result of the Company’s IPO in May 2021.

Provision for Income Taxes

The Company terminated its status as a “Subchapter S” corporation as of May 5, 2021, in connection with the Company’s IPO and became a C Corporation. Prior to that date, as an S Corporation, the Company had no U.S. federal income tax expense. The provision recorded for the three months ended September 30, 2021 was calculated using an effective tax rate of 20.77%, representing the weighted average rate between the S Corporation tax rate of 3.50% and the C Corporation tax rate of 29.56% based on the number of days as each type of corporation during 2021. Refer to the section entitled “Pro Forma C Corporation Income Tax Expense” below for a discussion on what the Company’s income tax expense and net income would have been had the Company been taxed as a C Corporation for the quarters ended June 30, 2021 and September 30, 2020.

In conjunction with the termination of the Subchapter S corporation status as of May 5, 2021, the C Corporation deferred tax assets and liabilities were estimated for future tax consequences attributable to differences between the financial statement carrying amounts of the Company’s existing assets and liabilities and their respective tax bases. The deferred tax assets and liabilities were measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of the change in tax rates resulting from becoming a C Corporation was recognized as a net deferred tax asset of $5.4 million and a reduction to the provision for income taxes of $4.6 million during the three months ended June 30, 2021.

Provision for income taxes for the quarter ended September 30, 2021 increased by $1.5 million, or 209.26%, to $2.3 million, as compared to $0.7 million during the quarter ended June 30, 2021. This increase is due to the change in the annual effective tax rate used from 3.50% prior to the IPO to 20.77% after the IPO, as noted above, as applied to estimated taxable income during the quarter ended September 30, 2021. During the quarter ended June 30, 2021, the provision for income taxes was partially offset by the $4.6 million reduction to the provision for income taxes for the adjustment of the net deferred tax assets due to the termination of the Company’s S Corporation status.

Provision for income taxes increased by $1.9 million, or 565.69%, to $2.3 million during the three months ended September 30, 2021, as compared to $0.3 million for the three months ended September 30, 2020. This increase is due to the change in the effective tax rate used from 3.50% to 20.77%, as noted above, and as applied to estimated taxable income during the quarter ended September 30, 2021, as noted above.

Pro Forma C Corporation Income Tax Expense

Because of the Company’s status as a Subchapter S Corporation prior to May 5, 2021, no U.S. federal income tax expense was recorded for the S Corporation period of the three months ended June 30, 2021 and for the entirety of the three months ended September 30, 2020. Had the Company been taxed as a C Corporation and paid U.S. federal income tax for such periods, the combined statutory income tax rate would have been 29.56% in each period. These pro forma statutory rates reflect a U.S. federal income tax rate of 21.00% and a California income tax rate of 8.56%, after adjustment for the federal tax benefit, on corporate taxable income. Had the Company been subject to U.S. federal income tax for each of these periods, on a statutory income tax rate pro forma basis, the provision for combined federal and state income tax would have been $3.1 million and $2.9 million, for the three months ended June 30, 2021 and September 30, 2020, respectively. As a result of the foregoing factors, the Company’s pro forma net income (after U.S. federal and California state income tax) for the three months ended June 30, 2021 and September 30, 2020 would have been $7.4 million and $6.8 million, respectively.

Webcast Details

Five Star Bancorp will host a webcast on Tuesday, October 26, 2021, at 10:00 a.m. PT (1:00 p.m. ET), to discuss its third quarter results. To view the live webcast, visit the “News & Events” section of the Company’s website under “Events” at https://investors.fivestarbank.com/news-events/events. The webcast will be archived on the Company’s website for a period of 90 days.

About Five Star Bancorp

Five Star is a bank holding company headquartered in Rancho Cordova, California. Five Star operates through its wholly owned banking subsidiary, Five Star Bank. Five Star has seven branches and two loan production offices throughout Northern California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties, which change over time, and other factors which could cause actual results to differ materially from those currently anticipated. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. If one or more of the factors affecting the Company’s forward-looking information and statements proves incorrect, then the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on the Company’s forward-looking information and statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 under the section entitled “Risk Factors,” and other documents filed by the Company with the Securities and Exchange Commission from time to time.

The Company disclaims any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law.

Condensed Financial Data (Unaudited)

	For the three months ended
(dollars in thousands, except share and per share data)	September 30, 2021	June 30, 2021	September 30, 2020
Revenue and Expense Data
Interest income	$20,832	$19,308	$18,434
Interest expense	923	1,012	2,207
Net interest income	19,909	18,296	16,227
Provision for loan losses	—	—	1,850
Net interest income after provision	19,909	18,296	14,377
Non-interest income:
Service charges on deposit accounts	112	106	93
Gain on sale of securities	435	92	275
Gain on sale of loans	988	1,091	1,194
Loan-related fees	87	211	710
Dividends on FHLB stock	100	92	74
Earnings on bank-owned life insurance	68	60	59
Other income	238	194	130
Total non-interest income	2,028	1,846	2,535
Non-interest expense:
Salaries and employee benefits	4,980	4,939	3,969
Occupancy and equipment	502	441	447
Data processing and software	611	598	529
FDIC insurance	110	150	320
Professional services	505	1,311	447
Advertising and promotional	366	265	264
Loan-related expenses	462	218	185
Other operating expenses	1,105	1,658	1,073
Total non-interest expense	8,641	9,580	7,234
Total income before taxes	13,296	10,562	9,678
Provision for income taxes	2,270	734	341
Net income	$11,026	$9,828	$9,337

Share Data
Earnings per common share:
Basic	$0.64	$0.67	$0.94
Diluted	$0.64	$0.67	$0.94
Weighted average basic common shares outstanding	17,095,957	14,650,208	9,902,952
Weighted average diluted common shares	17,123,182	14,667,804	9,902,952

Credit Quality
Allowance for loan losses to period end nonperforming loans	3923.67%	5139.91%	1319.30%
Nonperforming loans to period end loans	0.03%	0.03%	0.10%
Nonperforming assets to total assets	0.02%	0.02%	0.07%
Nonperforming loans plus performing TDRs to total loans	0.03%	0.03%	0.11%
COVID-19 deferments to period end loans	0.72%	0.81%	2.51%

Selected Financial Ratios
ROAA	1.85%	1.75%	1.81%
ROAE	19.26%	24.25%	32.33%
Net interest margin	3.60%	3.48%	3.30%
Loan to deposit	78.86%	76.84%	82.73%

(dollars in thousands)	September 30, 2021	June 30, 2021	December 31, 2020
Balance Sheet Data
Cash and due from financial institutions	$89,951	$165,927	$46,028
Interest-bearing deposits	440,881	370,677	244,465
Time deposits in banks	17,204	19,451	23,705
Securities - available-for-sale, at fair value	153,821	160,074	114,949
Securities - held-to-maturity, at amortized cost	4,955	6,473	7,979
Loans held for sale	5,267	2,340	4,820
Loans, gross	1,704,716	1,585,462	1,503,159
Allowance for loan losses	(21,848)	(22,153)	(22,189)
Loans, net	1,682,868	1,563,309	1,480,970
Federal Home Loan Bank stock	6,723	6,723	6,232
Premises and equipment, net	1,630	1,649	1,663
Bank owned life insurance	11,142	11,074	8,662
Interest receivable and other assets	20,052	20,170	14,292
Total assets	$2,434,493	$2,327,867	$1,953,765

Non-interest-bearing deposits	$895,468	$829,036	$695,687
Interest-bearing deposits	1,272,926	1,237,249	1,088,314
Total deposits	2,168,394	2,066,285	1,784,001
Subordinated notes, net	28,370	28,353	28,320
Interest payable and other liabilities	11,091	14,915	7,669
Total liabilities	2,207,855	2,109,553	1,819,990

Common stock	218,026	218,026	110,082
Retained earnings	8,442	—	22,348
Accumulated other comprehensive income (loss), net	(20)	288	1,345
Total shareholders’ equity	$226,638	$218,314	$133,775

Quarterly Average Balance Data
Average loans	$1,625,995	$1,578,438	$1,530,227
Average interest-earning assets	$2,196,253	$2,106,252	$1,866,372
Average total assets	$2,365,159	$2,247,009	$1,983,049
Average deposits	$2,100,108	$2,040,489	$1,818,360
Average borrowings and subordinated debt	$28,364	$28,339	$28,311
Average total equity	$227,155	$162,560	$129,762

Capital Ratio Data
Total shareholders’ equity to total assets	9.31%	9.38%	6.85%
Tangible common equity to tangible assets(1)	9.31%	9.38%	6.85%
Total capital (to risk-weighted assets)	15.70%	16.41%	12.18%
Tier 1 capital (to risk-weighted assets)	12.84%	13.39%	8.98%
Common equity Tier 1 capital (to risk-weighted assets)	12.84%	13.39%	8.98%
Tier 1 leverage ratio	9.54%	9.59%	6.58%

(1) See “Non-GAAP Reconciliation (Unaudited)” table for reconciliation of non-GAAP measure.

Non-GAAP Reconciliation (Unaudited)

The Company uses financial information in its analysis of the Company’s performance that are not in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations, and cash flows computed in accordance with GAAP. However, the Company acknowledges that its non-GAAP financial measures have a number of limitations. As such, investors should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons.

Tangible shareholders’ equity to tangible assets is defined as total equity less goodwill and other intangible assets, divided by total assets less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholders’ equity to total assets. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible shareholders’ equity to tangible assets is the same as total shareholders’ equity to total assets as of each of the dates indicated.

Average loan yield, excluding PPP loans, is defined as the daily average loan yield, excluding SBA-guaranteed PPP loans, and includes both performing and nonperforming loans. The most directly comparable GAAP financial measure is average loan yield.

Allowance for loan losses to total loans, excluding SBA-guaranteed PPP loans, is defined as allowance for loan losses, divided by total loans less SBA-guaranteed PPP loans. The most directly comparable GAAP financial measure is allowance for loan losses to total loans.

The following reconciliation tables provide a more detailed analysis of these non-GAAP financial measures.

Tangible shareholders’ equity to tangible assets (dollars in thousands)	September 30, 2021	June 30, 2021	December 31, 2020
Tangible shareholders’ equity (numerator)	$226,638	$218,314	$133,775
Tangible assets (denominator)	2,434,493	2,327,867	1,953,765
Tangible shareholders’ equity to tangible assets	9.31%	9.38%	6.85%

Average loan yield, excluding SBA PPP loans (dollars in thousands)	September 30, 2021	June 30, 2021	September 30, 2020
Interest income on loans	$20,085	$18,626	$17,735
Less: interest income on SBA PPP loans	2,054	1,771	1,663
Interest income on loans, excluding SBA PPP loans	18,031	16,855	16,072
Annualized interest income on loans, excluding SBA PPP loans (numerator)	71,536	67,605	63,939

Average total loans	$1,625,995	$1,578,438	$1,539,239
Less: average SBA PPP loans	89,436	158,568	253,366
Average total loans, excluding SBA PPP loans (denominator)	1,536,559	1,419,870	1,285,873
Average loan yield, excluding SBA PPP loans	4.66%	4.76%	4.97%

Allowance for loan losses to total loans, excluding SBA PPP loans (dollars in thousands)	September 30, 2021	December 31, 2020
Allowance for loan losses (numerator)	$21,848	$22,189
Total loans	1,709,982	1,507,979
Less: SBA PPP loans	61,499	147,965
Total loans, excluding SBA PPP loans (denominator)	1,648,483	1,360,014
Allowance for loan losses to total loans, excluding SBA PPP loans	1.33%	1.63%

Media Contact:
Heather Luck, CFO
Five Star Bancorp
(916) 626-5008
hluck@fivestarbank.com

Shelley Wetton, CMO
Five Star Bancorp
(916) 284-7827
swetton@fivestarbank.com